Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS THIRD-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., July 19, 2007 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced financial results for the third quarter ended June 30, 2007. Earnings from continuing operations for the quarter were $8.3 million, or $0.46 per diluted share compared with $9.1 million, or $0.50 per diluted share for the same period last year. Including the results of discontinued operations, net earnings were $8.3 million, or $0.45 per diluted share compared with $7.9 million, or $0.43 per diluted share in the prior year. Net sales for the third quarter decreased 13.8% to $79.0 million from $91.6 million last year. Shipments decreased 19.8% while average selling prices increased 7.4%.
For the nine-month period ended June 30, 2007, earnings from continuing operations were $19.2 million, or $1.05 per diluted share compared with $24.9 million, or $1.35 per diluted share in the prior year. Including the results of discontinued operations, net earnings were $19.0 million, or $1.04 per diluted share compared with $23.0 million, or $1.24 per diluted share in the prior year. Net sales for the nine-month period decreased 9.5% to $223.4 million from $247.0 million last year. Shipments decreased 12.0% while average selling prices increased 2.8%.
“Insteel posted strong results for the third quarter, particularly in view of the soft demand that we experienced in certain of our markets,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Gross margins for the third quarter rebounded to 22.0% of net sales compared with 16.5% in the second quarter and 20.2% a year ago. The year-over-year increase was driven primarily by wider spreads between average selling prices and raw material costs following the price increases that we implemented early in the quarter. We also benefited from relatively stable raw material costs as a result of the increased purchase commitments that were made earlier in the year in advance of the price increases for steel wire rod that went into effect during the third quarter.
“The drop-off in shipments from the prior year was driven by a combination of factors. About half of the decrease resulted from our decision not to solicit new business from the posttension segment of the prestressed concrete strand (“PC strand”) market during the quarter due to low-priced import competition. Shipments were also negatively impacted by the continuation of weak demand and inventory reduction measures pursued by customers with greater exposure to the housing market together with unfavorable weather conditions in certain regions of the country that reduced the level of construction activity.”
Operating activities of continuing operations provided $16.4 million of cash during the third quarter compared with $10.1 million in the year-ago period due to the year-over-year changes in net working capital. Net working capital provided $5.0 million of cash in the current year quarter while using $0.8 million in the prior year. The strong operating cash flow for the quarter enabled the Company to fund $5.8 million of capital expenditures, repay $4.3 million of borrowings outstanding on its revolving credit facility, pay $0.6 million of dividends and end the quarter debt-free with $6.4 million of cash.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

The Company did not repurchase any shares of its common stock during the third quarter under its stock repurchase program. As of June 30, 2007, the Company was authorized to buy back up to an additional $25.0 million of its shares over the remaining term of the program, which runs through January 5, 2008. Repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors.
Commenting on the outlook for the remainder of fiscal 2007 and for fiscal 2008, Woltz said, “We anticipate continued divergence in construction spending trends with nonresidential construction, our primary demand driver, expected to remain strong and a recovery in the housing market unlikely to occur until sometime in 2008. Our capital projects are proceeding on plan. The new engineered structural mesh (“ESM”) production line at our Texas facility and standard welded wire reinforcing production line at our Delaware plant are both scheduled to start up during the fourth quarter of fiscal 2007 while the equipment upgrades at our Florida PC strand plant should be completed toward the end of the first quarter or early in the second quarter of fiscal 2008 depending on the timing of equipment deliveries and contractor schedules. We expect that these projects together with the expansions of our Tennessee PC strand and North Carolina ESM operations that were completed earlier this year should generate increasing contributions through reduced operating costs and additional production capacity as we progress into 2008.”         .
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s third-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, ESM and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to
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Insteel Industries, Inc.

the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential construction; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 30, 2006.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$78,966	$91,644	$223,448	$247,024
Cost of sales	61,614	73,158	180,114	194,446

Gross profit	17,352	18,486	43,334	52,578
Selling, general and administrative expense	4,202	3,965	13,038	12,538
Other income, net	(26)	(20)	(76)	(249)
Interest expense	155	148	451	532
Interest income	(39)	(25)	(299)	(108)

Earnings from continuing operations before income taxes	13,060	14,418	30,220	39,865
Income taxes	4,716	5,353	11,001	14,941

Earnings from continuing operations	8,344	9,065	19,219	24,924
Loss from discontinued operations net of income taxes of ($23), ($774), ($139) and ($1,270)	(37)	(1,183)	(220)	(1,963)

Net earnings	$8,307	$7,882	$18,999	$22,961

Per share amounts:
Basic:
Earnings from continuing operations	$0.46	$0.50	$1.06	$1.36
Loss from discontinued operations	—	(0.07)	(0.01)	(0.11)

Net earnings	$0.46	$0.43	$1.05	$1.25

Diluted:
Earnings from continuing operations	$0.46	$0.50	$1.05	$1.35
Loss from discontinued operations	(0.01)	(0.07)	(0.01)	(0.11)

Net earnings	$0.45	$0.43	$1.04	$1.24

Cash dividends declared	$0.03	$0.03	$0.09	$0.09

Weighted average shares outstanding
Basic	18,158	18,075	18,136	18,380

Diluted	18,326	18,263	18,304	18,541

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	June 30,	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$6,351	$10,689
Accounts receivable, net	35,069	37,519
Inventories	59,717	46,797
Prepaid expenses and other	2,235	2,675
Current assets of discontinued operations	—	411

Total current assets	103,372	98,091
Property, plant and equipment, net	65,251	55,217
Other assets	9,528	9,653
Non-current assets of discontinued operations	3,635	3,635

Total assets	$181,786	$166,596

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$30,127	$30,691
Accrued expenses	7,539	9,819
Current liabilities of discontinued operations	238	643

Total current liabilities	37,904	41,153
Other liabilities	2,703	2,713
Long-term liabilities of discontinued operations	261	292
Shareholders’ equity:
Common stock	18,281	18,213
Additional paid-in capital	48,304	47,005
Deferred stock compensation	(907)	(662)
Retained earnings	75,240	57,882

Total shareholders’ equity	140,918	122,438

Total liabilities and shareholders’ equity	$181,786	$166,596

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,	July 1,
	2007	2006
Cash Flows From Operating Activities:
Net earnings	$18,999	$22,961
Loss from discontinued operations	220	1,963

Earnings from continuing operations	19,219	24,924
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	4,082	3,421
Amortization of capitalized financing costs	374	408
Stock-based compensation expense	881	840
Excess tax benefits from exercise of stock options	(67)	(254)
Deferred income taxes	470	(646)
Increase in cash surrender value of life insurance over premiums paid	(200)	(162)
Net changes in assets and liabilities:
Accounts receivable, net	2,450	(2,430)
Inventories	(12,920)	(10,476)
Accounts payable and accrued expenses	(4,127)	15,975
Other changes	495	1,368

Total adjustments	(8,562)	8,044

Net cash provided by operating activities — continuing operations	10,657	32,968
Net cash provided by (used for) operating activities - discontinued operations	(244)	2,409

Net cash provided by operating activities	10,413	35,377

Cash Flows From Investing Activities:
Capital expenditures	(13,303)	(11,677)
Proceeds from sale of property, plant and equipment	—	51
Increase in cash surrender value of life insurance policies	(628)	(558)

Net cash used for investing activities — continuing operations	(13,931)	(12,184)
Net cash used for investing activities — discontinued operations	—	(37)

Net cash used for investing activities	(13,931)	(12,221)

Cash Flows From Financing Activities:
Proceeds from long-term debt	16,037	134,839
Principal payments on long-term debt	(16,037)	(146,699)
Financing costs	—	(307)
Cash received from exercise of stock options	162	181
Excess tax benefits from exercise of stock options	67	254
Repurchase of common stock	—	(8,529)
Cash dividends paid	(1,095)	(1,678)
Other	46	87

Net cash used for financing activities — continuing operations	(820)	(21,852)

Net cash used for financing activities	(820)	(21,852)

Net increase (decrease) in cash and cash equivalents	(4,338)	1,304
Cash and cash equivalents at beginning of period	10,689	1,371

Cash and cash equivalents at end of period	$6,351	$2,675

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$77	$187
Income taxes	11,508	13,393
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	817	—
Issuance of restricted stock	763	526
Declaration of cash dividends to be paid	546	545
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Insteel Industries, Inc.